Exhibit 3.2

THIS NOTE AND THE SECURITIES ISSUABLE UPON THE CONVERSION HEREOF HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR UNDER THE SECURITIES LAWS OF CERTAIN STATES. THESE SECURITIES MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, PLEDGED OR HYPOTHECATED EXCEPT AS PERMITTED UNDER THE ACT AND APPLICABLE STATE SECURITIES LAWS PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT OR AN EXEMPTION THEREFROM. THE ISSUER OF THESE SECURITIES MAY REQUIRE AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE ISSUER THAT SUCH OFFER, SALE OR TRANSFER, PLEDGE OR HYPOTHECATION OTHERWISE COMPLIES WITH THE ACT AND ANY APPLICABLE STATE SECURITIES LAWS.

KNIGHTSCOPE, INC.

SUBORDINATED CONVERTIBLE PROMISSORY NOTE

$430,000	April 30, 2019

FOR VALUE RECEIVED, Knightscope, Inc., a Delaware corporation (the “Company”) promises to pay to Proud Ventures KS, LLC, or its registered assigns (“Investor”), in lawful money of the United States of America the principal sum of four hundred thirty thousand Dollars ($430,000), or such lesser amount as shall equal the outstanding principal amount hereof, together with interest from the date of this Subordinated Convertible Promissory Note (this “Note”) on the unpaid principal balance at a rate equal to 12% per annum, computed on the basis of the actual number of days elapsed and a year of 365 days. All unpaid principal, together with any then unpaid and accrued interest and other amounts payable hereunder, shall be due and payable on the earlier of (i) January 1, 2022 (the “Maturity Date”), or (ii) when, upon the occurrence and during the continuance of an Event of Default, such amounts are declared due and payable by Investor or made automatically due and payable, in each case, in accordance with the terms hereof. This Note is one of the “Notes” issued pursuant to the Purchase Agreement.

The following is a statement of the rights of Investor and the conditions to which this Note is subject, and to which Investor, by the acceptance of this Note, agrees:

1.            Payments.

(a)          Interest. All accrued and unpaid interest on this Note shall be added to the outstanding principal amount of this Note on the first day of each calendar year. Interest will continue to accrue as provided hereunder during any period when any amounts are due and payable hereunder but remain unpaid (including delays relating to default or subordination).

(b)          Voluntary Prepayment. This Note may not be prepaid without the written consent of the Investor.

2.             Events of Default. The occurrence of any of the following shall constitute an “Event of Default” under this Note and the other Transaction Documents:

(a)          Failure to Pay. The Company shall fail to pay (i) when due any principal payment on the due date hereunder or (ii) any interest payment or other payment required under the terms of this Note or any other Transaction Document on the date due and such payment shall not have been made within five (5) business days of the Company’s receipt of written notice to the Company of such failure to pay; or

(b)          Breaches of Covenants. The Company shall fail to observe or perform any other covenant, obligation, condition or agreement contained in this Note or the other Transaction Documents and such failure shall continue for ten (10) business days after the Company’s receipt of written notice to the Company of such failure; or

(c)          Other Payment Obligations. Material defaults, after the expiration of any applicable notice or cure period, shall exist under any agreements of the Company with any third party or parties which consists of the failure to pay any indebtedness for borrowed money at maturity or which results in a right by such third party or parties, whether or not exercised, to accelerate the maturity of such indebtedness for borrowed money of the Company, in each case, in an aggregate amount in excess of One Hundred Thousand Dollars ($100,000); or

(d)          Representations and Warranties. Any representation, warranty, certificate, or other statement (financial or otherwise) made or furnished by or on behalf of the Company to Investor in writing in connection with this Note or any of the other Transaction Documents, or as an inducement to Investor to enter into this Note and the other Transaction Documents, shall be false, incorrect, incomplete or misleading in any material respect when made or furnished; or

(e)          Voluntary Bankruptcy or Insolvency Proceedings. The Company shall (i) apply for or consent to the appointment of a receiver, trustee, liquidator or custodian of itself or of all or a substantial part of its property, (ii) admit in writing its inability to pay its debts generally as they mature, (iii) make a general assignment for the benefit of its or any of its creditors, (iv) be dissolved or liquidated, (v) commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or consent to any such relief or to the appointment of or taking possession of its property by any official in an involuntary case or other proceeding commenced against it, or (vi) take any action for the purpose of effecting any of the foregoing; or

(f)          Involuntary Bankruptcy or Insolvency Proceedings. Proceedings for the appointment of a receiver, trustee, liquidator or custodian of the Company, or of all or a substantial part of the property thereof, or an involuntary case or other proceedings seeking liquidation, reorganization or other relief with respect to the Company or any of its subsidiaries, if any, or the debts thereof under any bankruptcy, insolvency or other similar law now or hereafter in effect shall be commenced and an order for relief entered or such proceeding shall not be dismissed or discharged within 45 days of commencement.

3.            Rights of Investor upon Default. Upon the occurrence of any Event of Default and at any time thereafter during the continuance of such Event of Default, Investor may, by written notice to the Company, declare all outstanding Obligations, together with a premium equal to one hundred percent (100%) of the outstanding principal amount to be repaid, payable by the Company hereunder to be immediately due and payable without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived, anything contained herein or in the other Transaction Documents to the contrary notwithstanding. In addition to the foregoing remedies, upon the occurrence and during the continuance of any Event of Default, Investor may exercise any other right, power or remedy granted to it by the Transaction Documents or otherwise permitted to it by law, either by suit in equity or by action at law, or both. The Company will use commercially reasonable effort to, promptly after the occurrence of any Event of Default, notify the Investor as to the occurrence of such Event of Default.

4.            Conversion.

(a)           Automatic Conversion. If a Qualified Financing occurs on or prior to December 31, 2019, then the outstanding principal amount of this Note and all accrued and unpaid interest on this Note shall automatically convert into a number of fully paid and nonassessable shares of the Series S Preferred Stock issued in such Qualified Financing equal to the outstanding principal amount of this Note, together with accrued and unpaid interest thereon, divided by the Conversion Price.

(b)           Automatic Conversion upon an Initial Public Offering. If either (i) an Initial Public Offering occurs before a Qualified Financing during 2019, or (ii) if no Qualified Financing occurs and an Initial Public Offering occurs after 2019 but prior to conversion of this Note pursuant to Section 4(d) or payment in full of the principal and all accrued but unpaid interest of this Note, then upon the occurrence of the Initial Public Offering the outstanding principal amount of this Note and all accrued and unpaid interest on this Note shall automatically convert into a number of fully paid and nonassessable shares of the Company’s Class A Common Stock equal to the outstanding principal amount of this Note, together with accrued and unpaid interest thereon, divided by the applicable IPO Conversion Price in effect at the time of the Initial Public Offering.

(c)           Conversion or Acceleration upon a Change of Control. If a Change of Control occurs prior to a Qualified Financing or Initial Public Offering or conversion of this Note pursuant to Section 4(d), and prior to the payment in full of the principal amount of this Note, then the outstanding principal amount of this Note and all accrued and unpaid interest on this Note, together with a premium equal to one hundred percent (100%) of the outstanding principal amount to be repaid, will, at Investor’s election in writing prior to the occurrence of the Change of Control, either (i) convert into a number of shares of the Company’s Class A Common Stock (or other consideration for the change in control to be received by Company stockholders) equal to the sum of the outstanding principal amount of this Note, together with accrued and unpaid interest thereon and together with a premium equal to one hundred percent (100%) of the outstanding principal amount to be repaid, divided by the IPO Conversion Price in effect at the time of the Change of Control; or (ii) be deemed to mature, in which circumstance the outstanding principal amount of this Note and all accrued and unpaid interest thereon, together with a premium equal to one hundred percent (100%) of the outstanding principal amount to be repaid, shall be paid to Investor immediately.

(d)           Optional Conversion by the Investor. Beginning January 1, 2020, the Investor may at its option convert the outstanding the outstanding principal of this Note, together with all accrued and unpaid interest on the Note, into fully paid and nonassessable shares of the Company’s Class A Common Stock equal to the outstanding principal amount of this Note, together with accrued and unpaid interest thereon, divided by the applicable IPO Conversion Price in effect at the time of the Investor’s election to convert.

(e)          Conversion Procedure.

(i)          Conversion Pursuant to Section 4(a). If this Note is to be automatically converted in accordance with Section 4(a), written notice shall be delivered to Investor at the address last shown on the records of the Company for Investor or given by Investor to the Company for the purpose of notice, notifying Investor of the conversion to be effected, specifying the Conversion Price or Adjusted Conversion Price, as applicable, the principal amount of the Note to be converted, together with all accrued and unpaid interest, the date on which such conversion is expected to occur and calling upon such Investor to surrender to the Company, in the manner and at the place designated, the Note. Upon such conversion of this Note, Investor hereby agrees to execute and deliver to the Company, and shall be bound upon such conversion by the obligations in, all transaction documents entered into by other purchasers participating in the Qualified Financing, including a purchase agreement, an investor rights agreement and other ancillary agreements, with customary representations and warranties and transfer restrictions (including, without limitation, a 180-day lock-up agreement in connection with an initial public offering); provided, however, that Investor will have an opportunity to modify or delete any provisions of these transaction documents as it applies to Investor that are not customary or that apply particularly to the other purchasers participating in the Qualified Financing. Investor also agrees to deliver the original of this Note (or a notice to the effect that the original Note has been lost, stolen or destroyed and an agreement acceptable to the Company whereby the holder agrees to indemnify the Company from any loss incurred by it in connection with this Note) at the closing of the Qualified Financing for cancellation; provided, however, that upon the closing of the Qualified Financing, the closing of a Change of Control transaction or the maturity of this Note, this Note shall be deemed converted and of no further force and effect, whether or not it is delivered for cancellation as set forth in this sentence. The Company shall, as soon as practicable thereafter, issue and deliver to such Investor a certificate or certificates (or a notice of issuance of uncertified shares, if applicable) for the number of shares to which Investor shall be entitled upon such conversion, including a check payable to Investor for any cash amounts payable as described in Section 4(d)(iii). Any conversion of this Note pursuant to Section 4(a) shall be deemed to have been made immediately prior to the closing of the Qualified Financing and on and after such date the Persons entitled to receive the shares issuable upon such conversion shall be treated for all purposes as the record holder of such shares.

(ii)         Conversion Pursuant to Section 4(b) or Section 4(c) or Section 4(d). Before Investor shall be entitled to convert this Note into the applicable shares of the Company’s stock in accordance with Section 4(b), Section 4(c) or Section 4(d) , it shall surrender this Note (or a notice to the effect that the original Note has been lost, stolen or destroyed and an agreement acceptable to the Company whereby the holder agrees to indemnify the Company from any loss incurred by it in connection with this Note) and give written notice to the Company at its principal corporate office of the election to convert the same pursuant to Section 4(b) through Section 4(d), and shall state therein the outstanding principal amount of this Note, and accrued and unpaid interest thereon, to be converted. Upon such conversion of this Note, Investor hereby agrees to execute and deliver to the Company, and shall be bound upon such conversion by the obligations in, all transaction documents entered into by other purchasers of the relevant securities (as may be amended), including any purchase agreement, investor rights agreement and other ancillary agreements, as applicable, with customary representations and warranties and transfer restrictions (including, without limitation, a 180-day lock-up agreement in connection with an initial public offering); provided, however, that Investor will have an opportunity to modify or delete any provisions of these transaction documents as it applies to Investor that are not customary or that apply particularly to the other purchasers participating in the Qualified Financing . The Company shall, as soon as practicable thereafter, issue and deliver to such Investor a certificate or certificates (or a notice of issuance of uncertificated shares, if applicable) for the number of shares to which Investor shall be entitled upon such conversion, including a check payable to Investor for any cash amounts payable as described in Section 4(e)(iii). Any conversion of this Note pursuant to Section 4(b) or Section 4(c) or Section 4(d) shall be deemed to have been made upon the satisfaction of all of the conditions set forth in this Section 4(e)(ii) and on and after such date the Persons entitled to receive the shares issuable upon such conversion shall be treated for all purposes as the record holder of such shares, whereupon this Note shall be deemed converted and of no further force and effect.

(iii)        Fractional Shares; Interest; Effect of Conversion. No fractional shares shall be issued upon conversion of this Note. In lieu of the Company issuing any fractional shares to the Investor upon the conversion of this Note, the Company shall pay to Investor an amount equal to the product obtained by multiplying the applicable conversion price by the fraction of a share not issued pursuant to the previous sentence. In addition, to the extent not converted into shares of capital stock, the Company shall pay to Investor any interest accrued on the amount converted and on the amount to be paid by the Company pursuant to the previous sentence. Upon conversion of this Note in full and the payment of the amounts specified in this paragraph, the Company shall be forever released from all its obligations and liabilities under this Note and this Note shall be deemed of no further force or effect, whether or not the original of this Note has been delivered to the Company for cancellation.

5.            Subdivisions and Combinations. In the event that the outstanding shares of Series S Preferred Stock for the purpose of a conversion pursuant to Section 4(a), or outstanding shares of Common Stock for the purpose of a conversion pursuant to Section 4(b) or Section (c) or Section 4(d), are subdivided (by stock split, by payment of a stock dividend or otherwise) into a greater number of shares of such securities, the dollar amounts for the conversion prices set forth in the “IPO Conversion Price” definition and in the “Conversion Price” definition shall, concurrently with the effectiveness of such subdivision, be proportionately decreased; and in the event that the outstanding shares of Series S Preferred Stock are combined (by reclassification or otherwise) into a lesser number of shares of such securities, the dollar amounts for the conversion prices set forth in the “IPO Conversion Price” definition and in the “Conversion Price” definition shall, concurrently with the effectiveness of such combination, be proportionately increased.

6.            Subordination. The Obligations evidenced by this Note are hereby expressly subordinated, only to the extent and in the manner hereinafter set forth, in right of payment to the prior payment in full of all of the Company’s Senior Indebtedness.

(a)          Lien Subordination. Investor subordinates to holders of Senior Indebtedness any security interest or Lien that Investor may have or in the future obtain in any property of the Company. Notwithstanding the respective dates of attachment or perfection of the security interest of Investor and the security interest of holders of Senior Indebtedness, the security interest of holders of Senior Indebtedness in the property of the Company shall at all times be prior to the security interest of Investor. The subordination and priorities set forth in this paragraph are expressly conditioned upon the nonavoidability and perfection of the security interest to which another security interest is subordinated, and if the security interest to which another security interest is subordinated is not perfected or is avoidable, for any reason, then the subordinations and relative priority provided for in this paragraph shall not be effective as to the particular property that is the subject of the unperfected or avoidable security interest.

(b)          Payment Subordination. All Obligations are subordinated in right of payment to all obligations of the Company to holders of Senior Indebtedness now existing or hereafter arising. Investor will not demand or receive from the Company (and the Company will not pay to Investor) all or any part of the Obligations, by way of payment, prepayment, setoff, lawsuit or otherwise, nor will Investor exercise any remedy with respect to any collateral securing Senior Indebtedness, nor will Investor commence, or cause to commence, prosecute or participate in any administrative, legal or equitable action against the Company, for so long as any Senior Indebtedness remains outstanding. Notwithstanding the foregoing, the Investor shall be entitled to receive (i) equity securities of the Company from the conversion of all or any part of the Obligations and payments of cash in lieu of issuing fractional shares in connection with any such conversions, (ii) any note, instrument or other evidence of indebtedness which may be issued by the Company in exchange for or in substitution of this Note, provided that such note, instrument or other evidence of indebtedness is subordinated to the Senior Indebtedness on the same terms and conditions as set forth in this Section 6 and (iii) other payments consented to in writing by holders of Senior Indebtedness.

(c)          Turnover. In the event of the Company’s insolvency, reorganization or any case or proceeding under any bankruptcy or insolvency law or laws relating to the relief of debtors or if the Company is in material default with respect to any Senior Indebtedness, Investor shall, to the extent required by law, promptly deliver to holders of Senior Indebtedness in the form received (except for endorsement or assignment by Investor where required by holders of Senior Indebtedness) for application to the Senior Indebtedness any payment, distribution, security or proceeds received by Investor with respect to the Obligations other than payments or distributions described in clauses (i) through (iii) of Section 6(b) or otherwise in accordance with this Section 6.

(d)          Insolvency Proceedings. In the event of the Company’s insolvency, reorganization or any case or proceeding under any bankruptcy or insolvency law or laws relating to the relief of debtors, the provisions of this Section 6 shall remain in full force and effect, and except as otherwise permitted in this Section 6, the Senior Indebtedness shall be paid in full before any payment is made to Investor.

(e)          Reinstatement. This Section 6 shall remain effective for so long as the Company owes any amounts under the Senior Indebtedness. If, at any time after payment in full of the Senior Indebtedness any payments of the Senior Indebtedness must be disgorged by holders of Senior Indebtedness for any reason (including, without limitation, the bankruptcy of the Company), this Section 6 and the relative rights and priorities set forth herein shall be reinstated as to all such disgorged payments as though such payments had not been made and Investor shall immediately pay over to holders of Senior Indebtedness all payments received with respect to the Obligations to the extent that such payments would have been prohibited hereunder. At any time and from time to time, without notice to Investor, holders of Senior Indebtedness may take such actions with respect to the Senior Indebtedness as holders of Senior Indebtedness, in its sole discretion, may deem appropriate that are consistent with and not less favorable than the other provisions of this Note, including, without limitation, terminating advances to the Company, extending the time of payment, increasing applicable interest rates, renewing, compromising or otherwise amending the terms of any documents affecting the Senior Indebtedness and any collateral securing the Senior Indebtedness, and enforcing or failing to enforce any rights against the Company or any other person; provided, however, that holders of Senior Indebtedness may not, without the Investor’s consent, increase the amount owed or to be paid under any Senior Indebtedness if such increase were to disqualify such debt from being “Senior Indebtedness” as defined in Section 6. No such action or inaction shall impair or otherwise affect the rights of any holder of Senior Indebtedness hereunder.

(f)          Subrogation. Subject to the payment in full of all Senior Indebtedness, Investor shall be subrogated to the rights of the holder(s) of such Senior Indebtedness (to the extent of the payments or distributions made to the holder(s) of such Senior Indebtedness pursuant to the provisions of this Section 6) to receive payments and distributions of assets of the Company applicable to the Senior Indebtedness. No such payments or distributions applicable to the Senior Indebtedness shall, as between Company and its creditors, other than the holders of Senior Indebtedness and Investor, be deemed to be a payment by Company to or on account of this Note; and for purposes of such subrogation, no payments or distributions to the holders of Senior Indebtedness to which Investor would be entitled except for the provisions of this Section 6 shall, as between Company and its creditors, other than the holders of Senior Indebtedness and Investor, be deemed to be a payment by Company to or on account of the Senior Indebtedness.

(g)          Further Assurances. By acceptance of this Note, Investor agrees to execute and deliver customary forms of subordination agreement requested from time to time by holders of Senior Indebtedness, and as a condition to Investor’s rights hereunder, the Company may require that Investor execute such forms of subordination agreement; provided that such forms shall not impose on Investor terms inconsistent or less favorable than those provided herein.

(h)          Reliance of Holders of Senior Indebtedness. Investor, by its acceptance hereof, shall be deemed to acknowledge and agree that the foregoing subordination provisions are, and are intended to be, an inducement to and a consideration of each holder of Senior Indebtedness, whether such Senior Indebtedness was created or acquired before or after the creation of the indebtedness evidenced by this Note, and each such holder of Senior Indebtedness shall be deemed conclusively to have relied on such subordination provisions in acquiring and holding, or in continuing to hold, such Senior Indebtedness.

7.             Definitions. As used in this Note, the following capitalized terms have the following meanings:

“Change of Control” shall (i) the acquisition of the Company by another entity by means of any transaction or series of related transactions to which the Company is party (including, without limitation, any stock acquisition, reorganization, merger or consolidation but excluding any sale of stock for capital raising purposes) other than a transaction or series of related transactions in which the holders of the voting securities of the Company outstanding immediately prior to such transaction or series of related transactions retain, immediately after such transaction or series of related transactions, as a result of shares in the Company held by such holders prior to such transaction or series of related transactions, at least a majority of the total voting power represented by the outstanding voting securities of the Company or such other surviving or resulting entity (or if the Company or such other surviving or resulting entity is a wholly-owned subsidiary immediately following such acquisition, its parent); or (ii) a sale, lease or other disposition of all or substantially all of the assets of the Company and its subsidiaries taken as a whole by means of any transaction or series of related transactions, except where such sale, lease or other disposition is to a wholly-owned subsidiary of the Corporation.

“Conversion Price” shall mean a price per share equal to the lesser of (i) $6.00 per share, subject to adjustment in accordance with Section 5, and (ii) 75% of the lowest cash price per share paid (but not giving effect to any discount granted in connection with the conversion of debt securities) by the other purchasers of the Series S Preferred Stock sold in the Qualified Financing.

“Event of Default” has the meaning given in Section 2 hereof.

“Initial Public Offering” shall mean the closing of the Company’s first firm commitment underwritten initial public offering of the Company’s common stock pursuant to a registration statement filed under the Securities Act.

“IPO Conversion Price” shall mean the following price that corresponds to the following time period: (i) on or before June 30, 2020, $4.50 per share; (ii) s after June 30, 2020, but on or before December 31, 2020, $4.00 per share; (iii) after December 31, 2020, but on or before June 30, 2021, $3.50 per share; and (iv) after June 30, 2021. $2.50 per share, in each case subject to adjustment in accordance with Section 5.

“Investor” shall mean the Person specified in the introductory paragraph of this Note or any Person who shall at the time be the registered holder of this Note.

“Investors” shall mean the investors that have purchased Notes.

“Lien” shall mean, with respect to any property, any security interest, mortgage, pledge, lien, claim, charge or other encumbrance.

“Notes” shall mean the unsecured subordinated convertible promissory notes issued pursuant to the Purchase Agreement by the Company.

“Obligations” shall mean and include all loans, advances, debts, liabilities and obligations, howsoever arising, owed by the Company to Investor of every kind and description, now existing or hereafter arising under or pursuant to the terms of this Note and the other Transaction Documents, including, all interest, fees, charges, expenses, attorneys’ fees and costs and accountants’ fees and costs chargeable to and payable by the Company hereunder and thereunder, in each case, whether direct or indirect, absolute or contingent, due or to become due, and whether or not arising after the commencement of a proceeding under Title 11 of the United States Code (11 U. S. C. Section 101 et seq.), as amended from time to time (including post-petition interest) and whether or not allowed or allowable as a claim in any such proceeding. Notwithstanding the foregoing, the term “Obligations” shall not include any obligations of the Company under or with respect to any warrants to purchase the Company’s capital stock.

“Person” shall mean and include an individual, a partnership, a corporation (including a business trust), a joint stock company, a limited liability company, an unincorporated association, a joint venture or other entity or a governmental authority.

“Purchase Agreement” shall mean the Note and Warrant Purchase Agreement, dated as of April 30, 2019 (as amended, modified or supplemented), by and among the Company and the Investor (as defined in the Purchase Agreement) party thereto.

“Qualified Financing” is a transaction or series of transactions pursuant to which the Company issues and sells exclusively shares of its Series S Preferred Stock for aggregate gross proceeds of at least $15,000,000 on or before December 31, 2019.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Senior Indebtedness” shall mean, unless expressly subordinated to the amounts due under this Note , (a) the principal of (and premium, if any), unpaid interest on and amounts reimbursable, fees, expenses, costs of enforcement and other amounts due in connection with, indebtedness for borrowed money of the Company, to banks, commercial finance lenders or other lending institutions regularly engaged in the business of lending money, in each case in existence on and as of the date of this Note, and (b) the principal of (and premium, if any), unpaid interest on and amounts reimbursable, fees, expenses, costs of enforcement and other amounts due in connection with, indebtedness for borrowed money of the Company to any third party incurred after the date of this Note and required by such third party to be on a parity with or senior in right of payment to this Note, up to a total amount not to exceed $10,000,000 with respect to all Notes on a joint basis in the aggregate; provided, however, that other Notes are not Senior Indebtedness .

“Transaction Documents” shall mean this Note, each of any other Notes, the Purchase Agreement and the Warrants.

“Warrants” shall mean the warrants issued to Investor under the Purchase Agreement.

8.            Miscellaneous.

(a)          Successors and Assigns; Transfer of this Note or Securities Issuable on Conversion Hereof; No Transfers to Bad Actors; Notice of Bad Actor Status.

(i)          Subject to the restrictions on transfer described in this Section 8(a), the rights and obligations of the Company and Investor shall be binding upon and benefit the successors, assigns, heirs, administrators and transferees of the parties.

(ii)         With respect to any offer, sale or other disposition of this Note or securities into which such Note may be converted, Investor will give written notice to the Company prior thereto, describing briefly the manner thereof, together with a written opinion of Investor’s counsel, or other evidence if reasonably satisfactory to the Company, to the effect that such offer, sale or other distribution may be effected without registration or qualification (under any federal or state law then in effect). Upon receiving such written notice and reasonably satisfactory opinion, if so requested, or other evidence, the Company, as promptly as practicable, shall notify Investor that Investor may sell or otherwise dispose of this Note or such securities, all in accordance with the terms of the notice delivered to the Company. If a determination has been made pursuant to this Section 8(a) that the opinion of counsel for Investor, or other evidence, is not reasonably satisfactory to the Company, the Company shall so notify Investor promptly after such determination has been made. Each Note thus transferred and each certificate, instrument or book entry representing the securities thus transferred shall bear a legend as to the applicable restrictions on transferability in order to ensure compliance with the Securities Act, unless in the opinion of counsel for the Company such legend is not required in order to ensure compliance with the Securities Act. The Company may issue stop transfer instructions to its transfer agent in connection with such restrictions.

(iii)        Subject to Section 8(a)(ii), transfers of this Note shall be registered upon registration books maintained for such purpose by or on behalf of the Company as provided in the Purchase Agreement. Prior to presentation of this Note for registration of transfer, the Company shall treat the registered holder hereof as the owner and holder of this Note for the purpose of receiving all payments of principal and interest hereon and for all other purposes whatsoever, whether or not this Note shall be overdue and the Company shall not be affected by notice to the contrary.

(iv)        Neither this Note nor any of the rights, interests or Obligations hereunder may be assigned, transferred, pledged or otherwise conveyed by operation of law or otherwise, in whole or in part, by the Company without the prior written consent of Investor.

(v)          Investor agrees not to sell, assign, transfer, pledge or otherwise dispose of any securities of the Company, or any beneficial interest therein, to any person (other than the Company) unless and until the proposed transferee confirms to the reasonable satisfaction of the Company that neither the proposed transferee nor any of its directors, executive officers, other officers that may serve as a director or officer of any company in which it invests, general partners or managing members nor any person that would be deemed a beneficial owner of those securities (in accordance with Rule 506(d) of the Securities Act) is subject to any of the “bad actor” disqualifications described in Rule 506(d)(1)(i) through (viii) under the Securities Act, except as set forth in Rule 506(d)(2)(ii) or (iii) or (d)(3) under the Securities Act and disclosed, reasonably in advance of the transfer, in writing in reasonable detail to the Company. Investor will promptly notify the Company in writing if Investor or, to Investor’s knowledge, any person specified in Rule 506(d)(1) under the Securities Act becomes subject to any of the “bad actor” disqualifications described in Rule 506(d)(1)(i) through (viii) under the Securities Act.

(b)          Waiver and Amendment. Any provision of this Note may be amended, waived or modified upon the written consent of the Company and the Investor; provided, however, that no such amendment, waiver or consent shall: (i) reduce the principal amount of this Note without Investor’s written consent, or (ii) reduce the rate of interest of this Note without Investor’s written consent.

(c)          Notices. All notices, requests, demands, consents, instructions or other communications required or permitted hereunder shall be in writing and faxed, mailed or delivered to each party at the respective addresses of the parties as set forth in the Purchase Agreement, or at such other address or facsimile number as the Company shall have furnished to Investor in writing. All such notices and communications will be deemed effectively given the earlier of (i) when received, (ii) when delivered personally, (iii) one business day after being delivered by facsimile (with receipt of appropriate confirmation), (iv) one business day after being deposited with an overnight courier service of recognized standing or (v) four days after being deposited in the U.S. mail, first class with postage prepaid. In the event of any conflict between the Company’s books and records and this Note or any notice delivered hereunder, the Company’s books and records will control absent fraud or error. Subject to the limitations set forth in Delaware General Corporation Law §232(e), Investor consents to the delivery of any notice to stockholders given by the Company under the Delaware General Corporation Law or the Company’s certificate of incorporation or bylaws by (i) facsimile telecommunication to any facsimile number for Investor in the Company’s records, (ii) electronic mail to any electronic mail address for Investor in the Company’s records, (iii) posting on an electronic network together with separate notice to Investor of such specific posting or (iv) any other form of electronic transmission (as defined in the Delaware General Corporation Law) directed to Investor. This consent may be revoked by Investor by written notice to the Company and may be deemed revoked in the circumstances specified in Delaware General Corporation Law §232.

(d)          Pari Passu Notes. Investor acknowledges and agrees that the payment of all or any portion of the outstanding principal amount of this Note and all interest hereon shall be pari passu in right of payment and in all other respects to any other Notes. In the event Investor receives payments in excess of its pro rata share of the Company’s payments to the holders of all of the Notes, then Investor shall hold in trust all such excess payments for the benefit of the holders of the other Notes and shall pay such amounts held in trust to such other holders upon demand by such holders.

(e)          Payment. Unless converted into the Company’s equity securities pursuant to the terms hereof, payment shall be made in lawful tender of the United States.

(f)          Usury. In the event any interest is paid on this Note which is deemed to be in excess of the then legal maximum rate, then that portion of the interest payment representing an amount in excess of the then legal maximum rate shall be deemed a payment of principal and applied to the principal of this Note, and if this is adjudicated not to cure the excess, then the interest payment will retroactively be reduced to an amount that will equal the maximum payment permitted by applicable law. Notwithstanding the foregoing, the Company covenants and agrees that it will not raise usury as a defense or other reason not to pay, observe or perform any or all of its Obligations.

(g)          Expenses; Waivers. If action is instituted to collect or enforce this Note, the Company promises to pay all costs and expenses, including, without limitation, reasonable attorneys’ fees and costs, incurred in connection with such action. The Company hereby waives notice of default, presentment or demand for payment, protest or notice of nonpayment or dishonor and all other notices or demands relative to this instrument.

(h)          Governing Law. This Note and all actions arising out of or in connection with this Note shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflicts of law provisions of the State of Delaware, or of any other state.

(i)          Jurisdiction and Venue. Each of Investor and the Company irrevocably consents to the exclusive jurisdiction of, and venue in, the state courts in the State of Delaware (or in the event of exclusive federal jurisdiction, the courts of the District of Delaware), in connection with any matter based upon or arising out of this Note or the matters contemplated herein, and agrees that process may be served upon them in any manner authorized by the laws of the State of Delaware for such persons.

(j)          Waiver of Jury Trial; Judicial Reference. By acceptance of this Note, Investor hereby agrees and the Company hereby agrees to waive their respective rights to a jury trial of any claim or cause of action based upon or arising out of this Note or any of the Transaction Documents. If the jury waiver set forth in this paragraph is not enforceable, then any claim or cause of action arising out of or relating to this Note, the Transaction Documents or any of the transactions contemplated therein shall be settled by judicial reference pursuant to California Code of Civil Procedure Section 638 et seq. before a referee sitting without a jury, such referee to be mutually acceptable to the parties or, if no agreement is reached, by a referee appointed by the Presiding Judge of the California Superior Court for Santa Clara County. This paragraph shall not restrict a party from exercising remedies under the Uniform Commercial Code or from exercising pre-judgment remedies under applicable law.

(k)          Tax Withholding. Notwithstanding any other provision to the contrary, the Company shall be entitled to deduct and withhold from any amounts payable or otherwise deliverable with respect to this Note such amounts as may be required to be deducted or withheld therefrom under any provision of applicable law, and to be provided any necessary tax forms and information, including Internal Revenue Service Form W-9 or appropriate version of IRS Form W-8, as applicable, from each beneficial owner of the Note. To the extent such amounts are so deducted or withheld and paid over to the appropriate taxing authority, such amounts shall be treated for all purposes as having been paid to the person to whom such amounts otherwise would have been paid.

(Signature Page Follows)

The Company has caused this Note to be issued as of the date first written above.

KNIGHTSCOPE, INC.
a Delaware corporation

By:	/s/ William Santana Li
Name:	William Santana Li
Title:	Chairman and Chief Executive Officer

[Signature Page to Convertible Promissory Note]